FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT No. 333-73080



                           PROSPECTUS SUPPLEMENT NO. 1
                     (To Prospectus Dated February 8, 2002)



                                  [Eaton Vance
                               Mutual Funds logo]



                                Eaton Vance Corp.
                             Non-Voting Common Stock


         This prospectus supplement no. 1 supplements and amends the prospectus dated February 8, 2002 of Eaton Vance Corp., relating to the resale of shares of our non-voting common stock issuable upon exchange of Liquid Yield Option(TM) Notes due 2031 issued by Eaton Vance Management, by certain holders of LYONs(TM) who are named as selling stockholders in this prospectus supplement and the prospectus.

         You should read this prospectus supplement in conjunction with the prospectus dated February 8, 2002. This prospectus supplement updates information in the prospectus dated February 8, 2002, and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus.

                                   ----------

         Investing in the notes involves risks. See "Risk Factors" beginning on page 4 of the prospectus.

                                   ----------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


            The date of this prospectus supplement is March 11, 2002.

(TM)Trademark of Merrill Lynch & Co., Inc.

         The table of selling security holders on page 10 of the prospectus is hereby amended to (1) add the entities named below as selling stockholders and
(2) replace the information contained in the table regarding "All other holders of LYONs or future transferees, pledgees, donees or successors of any such holders" with the corresponding information set forth below:


                                                            Shares of
                                                            Non-Voting                              Percentage of
                                                           Common Stock           Shares of           Non-Voting
                                                           Beneficially       Non-Voting Common      Common Stock
                                                          Owned Prior to      Stock That May be      Outstanding
Selling Stockholder                                        Offering (1)       Offered Hereby (2)         (3)
------------------------------------------------------   ------------------   -------------------   --------------
First Union International Capital Markets Inc.                     143,657               143,657          *
Gaia Offshore Master Fund Ltd.                                     124,263               124,263          *
Lyxor Master Fund                                                   19,394                19,394          *
Merrill Lynch, Pierce, Fenner & Smith, Inc. (5)                     99,842                99,842          *

All other holders of LYONs or future transferees,
pledgees, donees or successors of any such holders (4)           1,957,328             1,957,328         2.7%
                                                                 ---------             ---------         ----
         Total                                                   4,510,830             4,510,830         6.1%

----------
*Less than one percent (1%)

(footnotes on following page)

         The prospectus, together with this prospectus supplement no. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of non-voting common stock deliverable upon exchange of the LYONs.

         The following table sets forth, as of March 11, 2002, information regarding the beneficial ownership of our non-voting common stock that each selling stockholder may offer pursuant to the prospectus, as supplemented. The information, which gives effect to the changes described above, is based on information provided by or on behalf of selling stockholders through March 11, 2002, and by the indenture trustee for the LYONs.

                              SELLING STOCKHOLDERS

                                                             Shares of
                                                             Non-Voting                             Percentage of
                                                            Common Stock           Shares of          Non-Voting
                                                            Beneficially       Non-Voting Common     Common Stock
                                                           Owned Prior to      Stock That May be     Outstanding
Selling Stockholder                                         Offering (1)       Offered Hereby (2)        (3)
------------------------------------------------------   ------------------   -------------------   --------------
SAM Investments LDC                                                359,142                359,142         *
White River Securities L.L.C.                                       31,245                 31,245         *
Bear Stearns & Co. Inc.                                             31,245                 31,245         *
Julius Baer Multibond Convertbond                                   14,366                 14,366         *


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

R2 Investments, LDC                                                143,657                143,657         *
KBC Financial Products USA Inc.                                     21,549                 21,549         *
KBC Financial Products (Cayman Islands)                            553,079                553,079         *
JMG Triton Offshore Fund, Ltd                                       20,830                 20,830         *
UFJ Investments Asia Ltd                                           143,657                143,657         *
MLQA Convertible Securities Arbitrage Ltd.                         287,314                287,314         *
Deutsche Banc Alex Brown Inc.                                      560,262                560,262         *
First Union International Capital Markets Inc.                     143,657                143,657         *
Gaia Offshore Master Fund Ltd.                                     124,263                124,263         *
Lyxor Master Fund                                                   19,394                 19,394         *
Merrill Lynch, Pierce, Fenner & Smith, Inc. (5)                     99,842                 99,842         *

All other holders of LYONs or future transferees,
pledgees, donees or successors of any such holders (4)           1,957,328              1,957,328        2.7%
                                                                 ---------              ---------        ----
         Total                                                   4,510,830              4,510,830        6.1%

----------
*Less than one percent (1%)

    (1) The number of shares of non-voting common stock deliverable upon exchange of the LYONs are subject to change under certain circumstances described in the indenture governing the LYONs. As a result, the number of shares of non-voting common stock deliverable upon exchange of the LYONs may increase or decrease at any time.

    (2) Assumes that the full amount of LYONs held by a selling stockholder is exchanged for shares of non-voting common stock at an exchange rate of
         14.3657 shares of non-voting common stock per $1,000 principal amount at maturity of LYONs, and that all shares received upon exchange are offered hereunder by that selling stockholder. Since exchange of the LYONs for shares of non-voting common stock is conditioned upon the occurrence of specified events, and since Eaton Vance Management has the right to pay cash in lieu of delivering shares of non-voting common stock upon exchange, there can be no assurance that any selling stockholder will be able to exchange its LYONs, or that it will receive shares of non-voting common stock upon any such exchange.

    (3) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 69,544,076 shares of non-voting common stock outstanding as of December 31, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of non-voting common stock deliverable upon exchange of all of that holder's LYONs, but we did not assume exchange of any other holder's LYONs.

    (4) Information about other selling stockholders will be set forth in future prospectus supplements, if required.

    (5) Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch") is not aware of any position, office or directorship relationship with the company or its affiliates, however, Merrill Lynch may or may not have, from time to time, acted in a financial investment advisory capacity to the company or its affiliates.


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